Exhibit 23.10

CONSENT OF NOMINEE FOR DIRECTOR

OF CONBULK CORPORATION

I hereby consent to the reference to me under the caption “Management of Conbulk Following the Business Combination” in the joint proxy statement/prospectus included in the registration statement of Conbulk Corporation, as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto.

/s/ Frans Malmros
Name:	Frans Malmros
Date:	9/23/08